Exhibit 4.5.37

DEED OF NON-POSSESSORY PLEDGE

OF

MOVABLES

between

Stuurgroep Holland B.V.

as Pledgor

and

BNS Automobile Funding B.V.

and

BNP Paribas as Security Agent

as Pledgees

Strawinskylaan 1999

1077 XV Amsterdam]

21 December 2005

Execution Copy

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3
2	PARALLEL DEBT	7
3.	CREATION AND REGISTRATION OF PLEDGE ON MOVABLES	8
4.	INFORMATION UNDERTAKING	8
5.	FURTHER ASSURANCES AND NOTICE TO THIRD PARTIES	9
6.	REPRESENTATIONS AND WARRANTIES	10
7.	GENERAL UNDERTAKINGS	10
8.	AUTHORITY TO REQUIRE POSSESSION	11
9.	IMMEDIATE FORECLOSURE	11
10.	APPLICATION OF PROCEEDS	11
11.	CONTINUING SECURITY AND OTHER MATTERS	12
12.	CONFLICT	12
13	TERMINATION AND RELEASE OF PLEDGE	12
14.	LIABILITY	13
15.	COSTS AND INDEMNIFICATION	14
16.	POWER OF ATTORNEY	14
17.	GENERAL	15
18.	GOVERNING LAW AND JURISDICTION	17

THE UNDERSIGNED

1.            Stuurgroep Holland B.V., a private company with limited liability organised under the laws of the Netherlands, having its registered office at Amsterdam, (the “Pledgor”);

2.            BNS Automobile Funding B.V., a private company with limited liability organised under the laws of the Netherlands, having its registered office at Amsterdam, hereinafter referred to as: “BNS”; and

3.            BNP Paribas, a company organised under the laws of France, acting in its capacity of Security Agent, hereinafter referred to as: “BNP”, and jointly with BNS hereinafter referred to as: the “Pledgees”.

WHEREAS

A.            The Pledgor has or will have payment obligations towards BNS under or pursuant to the loan agreement entered into by BNS, as lender, and Pledgor, as borrower, dated on or about 21 December 2005, (the “Loan Agreement”);

B.            the Pledgor has or will have payment obligations towards BNP under or pursuant to the Bridge Facilities Agreement (as hereinafter defined);

C.            the Pledgor has agreed to enter into this Deed as security for the payment when due of the payment obligations referred to under A and B;

D.            D             The Pledgor and the Pledgees acknowledge that BNS shall pledge its claims referred to under A to BNP Paribas as security for the Bridge Facilities Agreement, including, without limitation, all accessory rights (afhankelijke rechten) and all ancillary rights (nevenrechten) which include (its share in) the rights of pledge contemplated in this Deed.

HAVE AGREED AS FOLLOWS

1.                DEFINITIONS AND INTERPRETATION

1.1          Definitions

In this Deed:

“Article”	means an article of this Deed.

“Bridge Facilities Agreement”

means the senior bridge facilities agreement dated the 21st day of December two thousand and five between, among others, Hertz International, Ltd., the Borrowers (as defined therein), the Guarantors (as defined therein), BNP Paribas and The Royal Bank of Scotland plc. as Mandated Lead Arrangers, CALYON as Co-Arranger and BNP Paribas as Facility Agent and the other financial institutions named therein.

“Business Day”	has the meaning given to that term in the Bridge Facilities Agreement.

“Deed”	means this deed of non-possessory pledge of Movables.

“Enforcement Event”

a default (verzuim) of the Pledgor with respect to the Secured Liabilities, within the meaning of article 3:248 NCC, provided that an Event of Default has occurred which is continuing and has not been waived under the Bridge Facilities Agreement and has resulted in the Facility Agent serving a notice under Clause 23.16 (Acceleration and Cancellation) of the Bridge Facilities Agreement.

“Event of Default”	has the meaning given to that term in the Bridge Facilities Agreement.

“Movables”

means all movable property (roerende zaken) to which the Pledgor presently holds title of ownership or may acquire title of ownership in the future, to the extent that such movable property is or will be located in the Netherlands, including, without limitation, any vehicles, equipment (bedrijfsuitrusting), inventory (inventaris) and stock (voorraden) and including all movable property located at the premises listed and described on Schedule 1 hereto.

“NCC”	means the Netherlands Civil Code.

“Parallel Debt”	means the Parallel Debt as defined in Article 2.

“Party”	means a party to this Deed.

“Pledge”	means the first-ranking rights of pledge created under this Deed.

“Principal Obligations”

means all present and future monetary payment obligations (vorderingen tot voldoening van een geldsom) (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to the Finance Parties or any one or more of them under or pursuant to the Finance Documents (as defined in the Bridge Facilities Agreement).

“Secured Liabilities”

means (i) in respect of BNS all present and future monetary payment obligations (vorderingen tot voldoening van een geldsom) (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to BNS under or pursuant to the Loan Agreement and (ii) in respect of BNP the Parallel Debt.

1.2          Interpretation

a.             Unless the context otherwise requires or unless otherwise defined in this Deed, words and expressions defined in the Bridge Facilities Agreement have the same meanings when used in this Deed.

b.             Words denoting the singular include the plural and vice versa. Words denoting one gender include the other gender.

c.             The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered.

d.             No provision of this Deed is to be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision.

e.             English language words used in this Deed intend to describe Netherlands legal concepts only and the consequences of the use of those words in English law or any other foreign law are to be disregarded.

f.              The headings in this Deed are for construction purposes as well as for reference.

g.             References in this Deed to the Finance Documents and the Loan Agreement will be deemed to include references to these agreements as they may be varied, amended, modified, novated or restated from time to time (including by way of increase of the facilities made available under them or accession or retirement or the parties to these agreements). Similarly, references in this Deed to Secured Liabilities will be deemed to include any obligations which the Pledgor may have to the respective Pledgees under or in connection with the Loan Agreement or the Finance Documents as they may be so varied, amended, modified, novated or restated from time to time.

h.             This Deed intends to create separate and individual rights of pledge provided by the Pledgor as security for the payment when due of the Secured Liabilities of the Pledgor.

1.3          Schedules

Any Schedule forms an integral and inseparable part of this Deed.

2             PARALLEL DEBT

2.1          The Pledgor hereby irrevocably and unconditionally undertakes to pay to BNP an amount equal to the aggregate amount payable by the Pledgor in respect of its Principal Obligations as they may exist from time to time. The payment undertaking of the Pledgor to BNP under this Article 2 is hereinafter to be referred to as the “Parallel Debt”.

2.2         The Parallel Debt of the Pledgor will become due and payable (opeisbaar) as and when one or more of the Principal Obligations of the Pledgor become due and payable.

2.3         Each of the Parties hereby acknowledges that:

i.              the Parallel Debt constitutes an undertaking, obligation and liability of the Pledgor to BNP which is separate and independent from, and without prejudice to, the Principal Obligations; and

ii.             the Parallel Debt represents BNP’s own separate and independent claim (eigen en zelfstandige vordering) to receive payment of the Parallel Debt from the Pledgor it being understood, in each case, that pursuant to subsection a. of this Article the amount which may become payable by the Pledgor as its Parallel Debt shall never exceed the total of the amounts which are payable under the Principal Obligations of the Pledgor.

2.4         For the avoidance of doubt, the Parties confirm that in accordance with subsections 2.1 and 2.3 of this Article the claim of BNP against the Pledgor in respect of the Parallel Debt and the claims of anyone or more of the Finance Parties against the Pledgor in respect of the Principal Obligations payable by the Pledgor to such Finance Party do not constitute common property (gemeenschap) within the meaning of article 3:166 of the NCC and that the provisions relating to common property shall not apply. If, however, it shall be held that such claim of the BNP and such claims of anyone or more of the Finance Parties do constitute common property and the provisions relating to common property do apply, the Parties agree that the Intercreditor Deed shall constitute the administration agreement (“beheersregeling”) within the meaning of article 3:168 NCC.

2.5         To the extent BNP irrevocably (onaantastbaar) receives any amount in payment of the Parallel Debt of the Pledgor, BNP shall distribute that amount among the Finance Parties that are creditors of the Principal Obligations of the Pledgor in accordance with the applicable provisions of the Intercreditor Deed. Upon irrevocable receipt by BNP of any amount so distributed to it (a “Received Amount”), the Principal Obligations of the Pledgor to the relevant Finance Party or Finance Parties shall be reduced by amounts totalling an amount (a “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Principal Obligations on the date of receipt by that Finance Party of the Received Amount.

3.            CREATION AND REGISTRATION OF PLEDGE ON MOVABLES

3.1          Creation of pledge over Movables

As security for the payment when due of its respective Secured Liabilities, the Pledgor agrees to create and hereby creates, as the case may be in advance (bij voorbaat) with respect to Movables which will be acquired and/or be located in the Netherlands after the date hereof, in favour of the Pledgees a first-ranking non-possessory right of pledge (bezitloos pandrecht eerste in rang) on the Movables and all rights attached thereto, including dependent rights (afhankelijke rechten) and ancillary rights (nevenrechten). The Pledgees accept this right of pledge, where appropriate in advance.

3.2          Ranking

If the right of pledge purported to be created pursuant to Article 3.1 cannot be first ranking as a result of Security created prior to the date of this Deed on any of the Movables, such right of pledge shall nonetheless have been created pursuant to Article 3.1 with the highest possible rank.

3.3          Registration of this Deed

Immediately following the signing of this Deed and in any event no later than 10 Business Days after the date of this Deed, the Pledgor agrees to register this Deed with the relevant tax authorities in the Netherlands and to provide a copy of the registered Deed to the Pledgees without delay.

4.            INFORMATION UNDERTAKING

4.1          Additional information

At the Pledgees’ first reasonable request, the Pledgor must provide all information (including a detailed specification of the Movables and the exact location of the Movables), evidence (including invoices) and documents relating to the Movables which the Pledgees may deem necessary to exercise their rights under this Deed (including the enforcement of their rights of pledge) and the perfection or protection of their security on the Movables of the Pledgor. The Pledgees and their appointees for this purpose shall at all times during regular business hours be granted free access to the locations where the Movables are situated, in order to verify their presence and condition and to inspect its books. The refusal by a third party to grant such access shall be deemed a refusal by the Pledgor.

4.2          Attachments and Disputes of Movables

The Pledgor agrees to notify the Pledgees without delay of any attachment (beslag) levied on any of its Movables or any dispute, if the attachment or dispute would have a material adverse effect on the right of pledge created under this Deed or the value of any of its Movables.

4.3          Duty to notify

The Pledgor shall notify the Pledgees immediately of all circumstances of which it becomes aware which could affect the interests of the Pledgees, including but not limited to an application being filed for the Pledgor’s bankruptcy (faillissement) or (provisional) suspension of payments ((voorlopige) surseance van betaling), the Pledgor being adjudicated bankrupt, the Pledgor being granted (provisional) suspension of payments, the Pledgor being unable to fully pay its debts in respect of taxes or social security premiums or planning to notify the relevant authorities thereof, an attachment being levied on some or all of the Movables, or an event analogous to any of the above occurring under the laws of any other jurisdiction.

5.            FURTHER ASSURANCES AND NOTICE TO THIRD PARTIES

5.1          Further assurances

At the Pledgees’ first request, the Pledgor agrees to execute any further encumbrances and assurances in favour of, or for the benefit of the Pledgees, and do all acts and things as the Pledgees may reasonably deem necessary to exercise their rights under this Deed (including the enforcement of its rights of pledge) and the perfection or protection of its security on the Movables of the Pledgor.

5.2          Notice to third parties

The Pledgees may give notice of the rights of pledge created by the Deed to any third party seeking recourse on any of the Movables, if that recourse would have a material adverse effect on the right of pledge created under this Deed or the value of any of the Movables.

6.            REPRESENTATIONS AND WARRANTIES

6.1          Representations and warranties

The Pledgor represents and warrants to each of the Pledgees that on the date of this Deed:

a.             it is the proprietor (rechthebbende) and has full power to dispose (beschikkingsbevoegd) of its present Movables;

b.             the Movables are not subject to any Security and no offer has been made or agreement entered into to create Security on the Movables and no attachment has been levied on the Movables, except as permitted under the Bridge Facilities Agreement; and

c.             subject to any security interest permitted under the Bridge Facilities Agreement and subject to Article 3.3, this Deed creates valid first-ranking non-possessory rights of pledge (bezitloos pandrecht eerste in rang) on the Movables.

6.2          Repetition

The representations and warranties in Article 6.1 are deemed to be repeated by the Pledgor on each day the Pledgor acquires a Movable in each case by reference to the facts and circumstances existing at the time of repetition.

7.            GENERAL UNDERTAKINGS

7.1          Disposal and negative pledge

The Pledgor shall not, without the prior written consent of the Pledgees, except as permitted under the Bridge Facilities Agreement:

a.             sell, transfer or otherwise dispose of any of the Movables;

b.             create or permit to subsist any Security on any of the Movables;

c.             enter into compromises, settlements and other agreements or to grant discharge in respect of any of the Movables; or

d.            vary the terms of or extend, release, determine, rescind or grant time for payment in respect of any of the Movables if the variation, release, determination, rescission or granting of time for payment in respect of any of the Movables would have a material adverse effect on the right of pledge created under this Deed.

8.            AUTHORITY TO REQUIRE POSSESSION

Upon the occurrence of an Enforcement Event or if the Pledgees have reason to believe that an Enforcement Event will occur (acting reasonably), the Pledgees may require all or any part of the Movables to be brought into its possession or into the possession of a third party appointed by it for this purpose subject to mandatory provisions of Netherlands law.

9.            IMMEDIATE FORECLOSURE

a.             After the occurrence of an Enforcement Event the Pledgees may, without notice or demand, sell or cause the Movables or part thereof to be sold in accordance with applicable law.

b.            The Pledgor shall not be entitled to file a request with the interim provisions judge (voorzieningenrechter) to decide that the Movables will be sold in a deviating manner as provided for in article 3:251 NCC. Nothing in the preceding sentence shall limit the right of the Pledgees to file such request.

c.             The Pledgees shall not be obliged to give notice of an intended sale as provided for in article 3:249 NCC, nor shall the Pledgees be obliged to give the notice following the sale as provided for in article 3:252 NCC.

10.          APPLICATION OF PROCEEDS

The Pledgees shall apply the proceeds from the sale of the Movables towards satisfaction of the Secured Liabilities in accordance with the provisions of the Intercreditor Deed, subject to mandatory provisions of Netherlands law.

11.          CONTINUING SECURITY AND OTHER MATTERS

11.1        Continuing security

This Deed extends to the ultimate balance from time to time of any of the Secured Liabilities and is a continuing security, notwithstanding any intermediate payment, partial settlement or other matter.

11.2        No prejudice

Subject to Article 13, this Deed does not intend to prejudice, limit or affect any right of BNP under the Bridge Facilities Agreement or BNS under the Loan Agreement (or applicable banking conditions) and the Bridge Facilities Agreement and Loan Agreement do not intend to prejudice, limit or affect any right of the Pledgees under this Deed.

12.          CONFLICT

If there is a conflict between this Deed and the Bridge Facilities Agreement then (to the extent permitted by law) the provisions of the Bridge Facilities Agreement will take priority over the relevant provisions of this Deed.

13           TERMINATION AND RELEASE OF PLEDGE

13.1        The Pledgees shall at the request and cost of the Parent release the right of pledge constituted by this Deed if any of the following events occur:

a.             upon (i) the Secured Liabilities being discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Finance Documents, or (ii) the Pledgor ceasing to be both a Borrower and a Guarantor subject to, and in accordance with, the Bridge Facilities Agreement.

b.            (i) any Permitted Disposal of any Movable that is subject to the right of pledge constituted by this Deed, (ii) any sale or other disposition of any Movable otherwise permitted by the Bridge Facilities Agreement that is subject to the right of pledge constituted by this Deed, (iii) any sale or other disposition of any Movable that is subject to the right of pledge constituted by this Deed where the Facility Agent or the Security Agent has consented to the disposal pursuant to the Bridge Facilities Agreement, or (iv) any sale or any other disposition of any Movable pursuant to a merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing, or sale and leaseback permitted by the Bridge Facilities Agreement to the extent necessary to ensure such merger, consolidation, reorganisation, winding-up, securitisation, Take-Out Financing or sale and leaseback take place, or (v) the creation of any Encumbrance permitted by paragraph (x) of the definition of “Permitted Encumbrances”, provided that, to the extent that the disposal of a Movable is a Permitted Disposal or a sale or disposition otherwise permitted by the Bridge Facilities Agreement, the Movable shall be declared to be automatically released from the pledge created by this Deed with effect from the day of such disposal and the Security Agent and the Facility Agent shall each do all such acts which are reasonably requested by the Parent in order to release such property.

13.2        The right of pledge on the Movables and all the related rights thereto may be cancelled (opgezegd) in whole or in part by the Pledgees in accordance with article 3:81 NCC.

14.          LIABILITY

14.1        No Liability of Pledgees

None of the Pledgees are liable to the Pledgor for any loss or damage arising from:

a.             any sale of the Movables by a Pledgees; or

b.            any exercise of, or failure to exercise, their rights under this Deed,

except for gross negligence or willful misconduct (opzet of grove schuld) of the Pledgees.

14.2        Continuing liability of Pledgor

The Pledgor shall remain liable to perform all obligations, if any, assumed by it with respect to the Movables and the Pledgees shall not have any obligations or liabilities with respect to the Movables or any part thereof by reason of or arising out of this Deed, nor shall the

Pledgees be required or obligated in any manner to perform or fulfil any of the obligations of the Pledgor under or with respect to any part of the Movables.

15.          COSTS AND INDEMNIFICATION

15.1        Costs

The Pledgor shall pay all costs, of whatever nature (including legal fees), incurred by a Pledgee in connection with the preparation, negotiation and signing of this Deed or otherwise in connection with this Deed, including costs in connection with Article 5 (Further assurances and notice to third parties) of this Deed, or the enforcement of their rights there under and/or any amendment of, supplement to or waiver in respect thereof.

15.2        Indemnification

The Pledgor undertakes to indemnify each Pledgee in respect of all incurred costs, losses, actions, claims, expenses, demands and liabilities which may be incurred by such Pledgee (or by or against any person for whose act or omission it may be answerable) at any time relating to or arising out of this Deed or as a consequence of anything done or omitted in the exercise or purported exercise of the powers contained in this Deed or occasioned by any breach by the Pledgor of any of its undertakings or other obligations under this Deed, except in the case of gross negligence or willful misconduct on the part of such Pledgee.

16.          POWER OF ATTORNEY

16.1        For the benefit of Pledgees, the Pledgor hereby authorises the Pledgees, whether or not represented by its authorised signatories, to pledge any of the Pledgor’s Movables to themselves on behalf of the Pledgor at any time and from time to time and to do everything necessary in this regard, including but not limited to registration of this Deed. The Pledgees shall be free in their choice of the method by which the pledge is created, including but not limited to the execution of a notarial deed. This authorisation is unconditional and irrevocable, and does not in any way limit or qualify the enforceability of the Pledgor’s obligation to pledge its Movables itself.

16.2        For the benefit of the Pledgees, the Pledgor hereby irrevocably appoints the Pledgees to be its true and lawful attorney (with full power of substitution and delegation) for and on behalf of the Pledgor to sign, execute, seal, deliver, acknowledge, file, register and perfect any and all such assurances, documents, instruments, agreements, certificates and consents and to do any and all such acts and things as the Pledgor itself could do in relation to its Movables in relation to any matters dealt with in this Deed and which the Pledgees may reasonably deem to be necessary in order to give full effect to the purposes of this Deed. Upon request of the Pledgees the Pledgor will ratify and confirm whatever the Pledgees shall do or cause to be done in pursuance of the powers conferred to them hereunder.

16.3        In connection with the power of attorney contained in this Article, Parties agree that each of the Pledgees may act as counter party of the Pledgor and the Pledgor waives its rights pursuant to article 3:68 NCC (Selbsteintritt), which waiver the Pledgees hereby accepts.

17.          GENERAL

17.1        No Rescission

To the extent permitted by law, the Pledgor hereby waives its rights under article 6:228 and articles 6:265 to 6:272 NCC inclusive to rescind (ontbinden), or demand in legal proceedings the rescission (ontbinding) of, this Deed, which waiver is hereby accepted by the Pledgees.

17.2        Transfer of legal relationship

Subject to the terms of the Bridge Facilities Agreement, each of the Pledgees may transfer its rights and obligations under this Deed by means of assignment (cessie) and transfer of debt (schuldoverneming) or transfer of legal relationship (contractsoverneming). The Pledgor irrevocably agrees in advance to cooperate with such assignment, transfer of debt or transfer of contract.

17.3        Notice

Any notice or other communication under or in connection with this Deed must be made in accordance with the Loan Agreement and the Bridge Facilities Agreement.

17.4        Partial Invalidity

In the event that a provision of this Deed is invalid, illegal, non binding, or unenforceable (either in whole or in part) under the law of any jurisdiction, the remainder of this Deed continues to be effective to the extent that, in view of the Deed’s substance and purpose, the remainder is not inextricably related to and therefore inseverable from the invalid, illegal, non binding or unenforceable provision. The Parties will make every effort to reach agreement on a new clause which differs as little as possible from the invalid, illegal, non binding or unenforceable provision, taking into account the substance and purpose of this Deed.

17.5        Amendment

This Deed may only be amended by a written agreement.

17.6        No Implied Waiver, no “Rechtsverwerking”

a.             Any waiver under this Deed must be given by notice to that effect.

b.             Where a Party does not exercise any right under this Deed (which includes the granting by a Party to any of the other Parties of an extension of time in which to perform its obligations under any of these provisions), this is not deemed to constitute a forfeiture of that Party’s right under this Deed (rechtsverwerking).

17.7        Benefit of security

The Pledgor and each of the Pledgees explicitly agree and declare that upon transfer, assignment or pledge of the respective Secured Liabilities, or a part thereof, the transferee or pledgee will become entitled to the right of pledge purported to be created hereunder, or to a corresponding part thereof, as the case may be.

If and to the extent as a result of such transfer, such assignment or a pledge the right of pledge purported to be created hereunder will constitute common property, and an intercreditor agreement is agreed upon in relation to such transfer, such assignment or a pledge, then the Pledgor will be bound to the provisions of such intercreditor agreement.

17.8        Intercreditor agreement

As between the Pledgees only and subject to the Intercreditor Deed BNS will not exercise any right under this Deed unless with the written consent of BNP and BNP shall be entitled to instruct BNS to exercise its rights hereunder and to do all such things as BNP may deem necessary in connection with this deed.

For this purpose BNS hereby irrevocably appoints BNP to be its true and lawful attorney (with full power of substitution and delegation) for and on behalf of BNS to sign, execute, seal, deliver, acknowledge, file, register and perfect any and all such assurances, documents, instruments, agreements, certificates and consents and to do any and all such acts and things in relation to any matters dealt with in this Deed and which BNP may reasonably deem to be necessary. Upon request of BNP BNS will ratify and confirm whatever BNP shall do or cause to be done in pursuance of the powers conferred to it hereunder.

18.          GOVERNING LAW AND JURISDICTION

18.1        Governing Law

This Deed is to be governed by and construed in accordance with the laws of the Netherlands.

18.2        Jurisdiction

Any dispute arising out of or in connection with this Deed is to be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands. This Article 18.2 (Jurisdiction) is for the benefit of the Pledgees only. As a result, the Pledgees shall not be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction.

This Deed of Non-Possessory Pledge of Movables has been signed in three counterparts, each of equal tenor and validity, on 21 December 2005.

SIGNATURES

Stuurgroep Holland B.V.

/s/ Michel Taride
by	:	Michel Taride
title	:	President

BNS Automobile Funding B.V.

/s/ Michel Taride
by	:	Michel Taride
title	:	Authorized Signatory

BNP Paribas

/s/ Iyadn Laalai
by	:	Iyadn Laalai
title	:	Senior Structurer